Exhibit 99(a)
NEWS

For:	From:

Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax
Release date: 19 July 2010
Ladish Reports Net Sales of $99 Million for 2nd Quarter 2010
Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2010 second quarter sales of $99.4 million in comparison to $84.7 million of sales in the second quarter of 2009. The Company reported net income of $7.5 million, resulting in diluted earnings per share of $0.48 for the second quarter of 2010, versus a net income of $0.65 million, or $0.04 per share, in the same period of 2009.
Ladish will host a conference call on Tuesday, July 20, 2010 at 9:00 a.m. EDT to discuss the second quarter performance for 2010. To access the conference call, dial (866) 439-4712 and enter the PIN Code 917034# when prompted.

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
(Dollars in thousands, except per share data)	2010	2009	2010	2009

Net sales	$99,407	$84,686	$198,355	$190,425
Cost of goods sold	82,709	78,349	167,994	176,764

Gross profit	16,698	6,337	30,361	13,661
SG&A expense	4,032	4,273	8,232	8,315

Operating income	12,666	2,064	22,129	5,346
Interest expense	(1,419)	(1,321)	(2,894)	(2,166)
Other, net	404	101	654	(333)

Pretax income	11,651	844	19,889	2,847
Income tax provision	4,092	205	6,978	1,008
Noncontrolling interest in subsidiary earnings	21	(11)	25	(11)

Net income	$7,538	$650	$12,886	$1,850

Basic earnings per share	$0.48	$0.04	$0.82	$0.12
Basic weighted average shares outstanding	15,703,004	15,901,216	15,780,352	15,901,216
Diluted earnings per share	$0.48	$0.04	$0.82	$0.12
Diluted weighted average shares outstanding	15,704,594	15,901,539	15,781,692	15,901,393
more

NEWS

	June 30	December 31
(Dollars in thousands)	2010	2009

Cash and cash equivalents	$22,984	$19,917
Accounts receivable, net	75,074	59,382
Inventory	91,956	92,697
Net PP&E	192,133	198,436
Other	91,914	99,082

Total assets	$474,061	$469,514

Accounts payable	$30,315	$23,613
Accrued liabilities	20,832	16,758
Senior notes	84,285	90,000
Pensions	75,417	79,343
Postretirement benefits	33,131	33,679
Equity	230,081	226,121

Total liabilities & equity	$474,061	$469,514

“Ladish delivered solid second quarter and first half results driven by our employees’ continued focus on cost control coupled with improved operating performance,” said Gary J. Vroman, Ladish President & CEO. “All of our business units contributed positively in the second quarter, and year-to-date 2010 earnings increased by $11.0 million over 2009 on sales revenues which grew a modest $7.9 million, or 4.2%. Our stand-alone second quarter EPS of $0.48 exceeds last year’s $0.04 EPS by a factor of twelve. We are proud of the earnings rebound we have put together so far this year. And the balance sheet story is just as positive. Ladish generated $18.2 million of operating cash flow in the first half of 2010. We used $5.7 million of that cash to pay down long term debt, $3.2 million to buy back Ladish stock, $5.9 million on capital improvements, and increased our cash holdings by $3.1 million.”
“We see the second half of 2010 as a period of transition and preparation,” noted Vroman. “Customer demand looks flat for the next few months, but we know we must continue to prepare for more growth in 2011 and beyond. Our general industrial and aerospace markets have been solid, but jet engine demand has been inconsistent this year. We remain bullish on our long-term opportunities but cautious about predicting the precise rate of recovery. When commercial aerospace markets improve, jet engine requirements will firm up, and we will be ready. Our $520 million of contract backlog at the end of June positions us well for the growth expected in our served markets.”
Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.
This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.
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